Exhibit 3.1


                                                          FEDERAL IDENTIFICATION
                                                          NO. 04-2955061
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Examiner

                        The Commonwealth of Massachusetts
                             William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512

                        RESTATED ARTICLES OF ORGANIZATION
                    (General Laws, Chapter 156B, Section 74)
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Name
Approved

We,          Donald P. Gill                        , *President / [DELETED TEXT]
    ----------------------------------------------

and          Tammy A. Moriarty                         , *Clerk / [DELETED TEXT]
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of           First Ipswich Bancorp                                     ,
    ------------------------------------------------------------------
                     (Exact name of corporation)

located at   31 Market Street, Ipswich Massachusetts 01938             ,
           -----------------------------------------------------------
                (Street address of corporation Massachusetts)

do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on March 28, 2001 by a vote of [DELETED TEXT]

                    See continuation sheet "Shareholder Vote"

[DELETED TEXT]

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R.A. |_|
                                    ARTICLE I

                         The name of the corporation is:

                              First Ipswich Bancorp

                                   ARTICLE II

      The purpose of the corporation is to engage in the following business activity(ies):

To conduct business as a bank holding company. To carry on any manufacturing, mercantile, selling, management, service, or other business, operation or activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of The Commonwealth of Massachusetts, whether or not related to thos referred to in the foregoing.

*Delete the inapplicable words.   **Delete the inapplicable clause.
Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

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P.C.

                                   ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue

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            WITHOUT PAR VALUE                   WITH PAR VALUE
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TYPE        NUMBER OF SHARES        TYPE        NUMBER OF SHARES       PAR VALUE
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Common:                           Common:         2,000,000             $1.00
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Preferred:                        Preferred:      1,000,000             $1.00
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                                   ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

                          See continuation sheets 4A-4C

                                    ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                      None

                                   ARTICLE VI

**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

                          See continuation sheets 6A-6I

**If there are no provisions state "None".

Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

                                   ARTICLE VII

The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

                                  ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The Street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

                 31 Market Street, Ipswich, Massachusetts 01938

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

                NAME                    RESIDENTIAL ADDRESS     POST OFFICE ADDRESS

 President:  Donald P. Gill             4 Chestnut Street, Ipswich, MA 01938

 Treasurer:  Michael J. Wolnik          43 Hilltop Road, Ipswich, MA 01938

 Clerk:      Tammy Moriarty             54 Tyler Park, Haverill, MA 01830

 Directors:  Robert R. Borden III       54 Lufkin Street, Essex, MA 01929
             Franz Colloredo-Mansfield  635 Highland Street, South Hamilton, MA 01982
             John T. Coughlin           42 Candlewood Drive, Topsfield, MA 01983
             Stephanie R. Gaskins       136 County Road, Ipswich, MA 01938
             Donald P. Gill             4 Chestnut Street, Ipswich, MA 01938
             Fitz 0. Lufkin, Jr.        3 Island Rock Lane, Gloucester, MA 01930
             Peter A. Maistrellis       24 Doctor's Run, Rockport, MA 01966
             Neil St. John Raymond      34 Heartbreak Road, Ipswich, MA 01938
             Oliver F. Ames, Jr.        4 Merrall Road, Dedham, MA 02026

c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: December

d. The name and business address of the resident agent, if any, of the corporation is:

**We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:

                  See Attached Sheet: Description of Amendments

SIGNED UNDER THE PENALTIES OF PERJURY, this 28th day of March, 2001,

         Donald P. Gill   /s/ Donald P. Gill        , *President/ [DELETED TEXT]
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         Tammy A. Moriarty   /s/ Tammy A. Moriarty     , *Clerk / [DELETED TEXT]
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*Delete the inapplicable words.    **If there are no amendments, state "None".

                        THE COMMONWEALTH OF MASSACHUSETTS

                        RESTATED ARTICLES OF ORGANIZATION

                    (General Laws, Chapter 156B, Section 74)

                    ========================================

I hereby approve the within Restated Articles of Organization and, the filing fee in the amount of $ ________ having been paid, said articles are deemed to have been filed with me this ___________ day of ___________, 20 ____.

Effective Date:_______________________________________________________________

                             WILLIAM FRANCIS GALVIN

                          Secretary of the Commonwealth


             TO FILLED IN BY CORPORATION

             Photocopy of document to be sent to:

             David F. Hannon, Esq.

             Craig and Macauley Professional Corporation

             600 Atlantic Avenue, Boston, MA 02210

             Telephone: (617) 367-9500

             RESTATED ARTICLES OF ORGANIZATION FIRST IPSWICH BANCORP

 Shareholder Vote

       146,339 shares of the common stock, out of 175,171 shares of the common stock outstanding and entitled to vote (being more than 80% of such shares outstanding and entitled to vote thereon) and 123,267 shares of common stock not held by an Interested Shareholder out of 152,099 shares of the common stock outstanding and entitled to vote thereon not held by an Interested Shareholder (being more than 80% of such shared outstanding and entitled to vote thereon).

                        RESTATED ARTICLES OF ORGANIZATION
                              FIRST IPSWICH BANCORP

Article 4: Description of each of the different classes of stock.

      The following is a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications and special or relative rights or privileges as to each class thereof.

      1. Preferred Stock.

      Subject to any limitations prescribed by law, the board of directors ("Board of Directors") of this Corporation is expressly authorized to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to applicable law of the Commonwealth of Massachusetts, to establish the number of shares to be included in each such series and to fix and determine, to the fullest extent permitted under Massachusetts General Law 156B (the "Business Corporation Law") or successor statutes, the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations and restrictions thereof. Any action by the Board of Directors under this Section 1 shall require the affirmative vote of a majority of the directors (the "Directors") then in office. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of one or more of the following:

            (a) The distinctive serial designation and the number of shares constituting such series;

            (b) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

            (c) Whether the voting powers of the shares of such series are full, limited, or otherwise, whether the voting rights of the shares of such series are separate from those of the common stock or of other such series, and under what situations such separate voting rights, if any, may be exercised, and whether such voting rights and powers of the shares of such series extend to and include election of Directors of this Corporation;

            (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

            (e) The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of this Corporation;


                                      -4A-

            (f) Whether the shares of such class or series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

            (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or of any other series of the same class of stock of this Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

            (h) The price or other condition for which the shares of such series shall be issued;

            (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other series of preferred stock; and

            (j) Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as are permitted by law and as the Board of Directors of this Corporation may deem advisable.

      All stock issued pursuant to this Section 1 shall be hereinafter referred to as "preferred stock."

      The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of two-thirds of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of preferred stock.

      2. Common Stock.

      Subject to all of the rights, powers and preferences of the preferred stock, and except as provided by law or in this Article 4 (or in any certificate of designations of any series of preferred stock) or by the Board of Directors pursuant to this Article 4:

            (a) the holders of the common stock shall have the exclusive right to vote for the election of Directors and on all other matters requiring stockholder action, each share being entitled to one vote, but the holders of the common stock shall have no right to cumulate shares in any election of Directors or other matter submitted to stockholders for vote;


                                      -4B-

            (b) dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of this Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors; and

            (c) upon the voluntary or involuntary liquidation, dissolution or winding up of this Corporation, the net assets of this Corporation shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.


                                      -4C-

Article 6: Other Lawful Provisions.

      The following additional provisions are hereby established for the management, conduct and regulation of the business and affairs of this Corporation, and for creating, limiting, defining and regulating the powers of this Corporation and of its Directors and stockholders.

      1. Powers of Board of Directors.

      The Board of Directors shall have full power and authority to determine the terms and manner of issue of any issuance of shares of the capital stock of this Corporation, including, but not limited to, the consideration therefor, and to issue or cause the issuance of all shares of capital stock of this Corporation now or from time to time hereafter authorized.

      2. Meetings of Stockholders.

      Meetings of stockholders may be held outside the Commonwealth of Massachusetts at such locations within the United States as the Board of Directors may determine. The books of this Corporation may be kept (subject to any provision contained in the statutes) at such place or places within the Commonwealth of Massachusetts as may be designated from time to time by the Board of Directors or in the by-laws of this Corporation (the "By-laws"). Election of Directors need not be by ballot unless so requested by any stockholder entitled to vote thereon.

      3. Indemnity of Directors and Officers.

      Each officer or Director or former officer or Director of this Corporation, and each person who shall, at this Corporation's request, have served as an officer or director of another corporation or as a trustee or officer of an association or trust, in which this Corporation from time to time owns stock or shares, or of which this Corporation is a creditor, and each person who shall, at this Corporation's request, have served in any capacity with respect to any employee benefit plan, whether or not then in office or then serving with respect to such employee benefit plan, and the heirs, executors, administrators, successors and assigns of each of them shall be indemnified by this Corporation against all liabilities, costs and expenses, including amounts paid in satisfaction of judgments, in compromise and/or as fines or penalties and fees and disbursements of counsel, imposed upon or reasonably incurred by him or her or them in connection with or arising out of any action, suit, or proceeding, civil or criminal, in which he or they may be involved, or incurred in anticipation of any action, suit or proceeding, by reason of his being or having been an officer, trustee or Director or by reason of any alleged act or omission by him in such capacity or in serving with respect to an employee benefit plan, including the cost of reasonable settlements (other than amounts paid to this Corporation itself) made with a view to curtailment of costs of


                                      -6A-
litigation. Without limiting the generality of the foregoing, no Director or officer of this Corporation shall be liable to any person on account of any action undertaken by him as such Director or officer in reliance in good faith upon information, opinions, reports or records, including financial statements, books of account and other financial records, in each case presented by or prepared by or under the supervision of (i) one or more officers or employees of this Corporation whom the Director or officer reasonably believes to be reliable and competent in the matters presented, or (ii) counsel, public accountants or other persons as to matters which the Director or officer reasonably believes to be within such person's professional or expert competence, or (iii) in the case of a Director, a duly constituted committee of the Board of Directors upon which he does not serve, as to matters within its delegated authority, which committee the Director reasonably believes to merit confidence. This Corporation shall not, however, indemnify any such person, or his heirs, executors, administrators, successors, or assigns, with respect to any matter as to which he shall be finally adjudged in any such action, suit, or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of this Corporation, or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by this Corporation of expenses incurred in defending any such action, suit, or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this Article, which undertaking may be accepted by this Corporation without reference to the financial ability of such person to make repayment. The foregoing rights of indemnification shall not be exclusive of other rights to which any such Director, officer or person serving with respect to an employee benefit plan may be entitled as a matter of law. These indemnity provisions shall be separable, and if any portion thereof shall be finally adjudged to be invalid, such invalidity shall not affect any other portion which can be given effect.

      The Board of Directors may purchase and maintain insurance on behalf of any person who is or was a Director, officer, trustee, employee or other agent of this Corporation, or is or was serving at the request of this Corporation as a Director, officer, trustee, employee or other agent of another corporation of which this Corporation is or was a stockholder or creditor, against any liability incurred by him or her in any such capacity or arising out of his or her status as such, whether or not this Corporation would have the power to indemnify him or her against such liability.

      4. Interested Transactions.

      The Directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office of the Corporation by reason of having any interest in any concern which is a stockholder of this Corporation, or any concern in which any of such Directors, officers, stockholders or individuals has any interest. In the absence of fraud, any Director, officer or stockholder of this Corporation individually, or any individual having any such interest may be a party to, or may be


                                      -6B-
pecuniarily or otherwise interested in any contract, transaction or other act of this Corporation, and

      (1) such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

      (2) no such Director, officer, stockholder or individual shall be liable to account to this Corporation for any profit or benefit realized through any such contract, transaction or act; and

      (3) any such Director of this Corporation may be counted in determining the existence of a quorum at any meeting of the Directors or of any committee thereof which shall authorize any such contract, transaction or act, and may vote to authorize the same;

provided, however, that any contract, transaction or act in which any Director or officer of this Corporation is so interested individually or as a Director, officer, trustee or member of any concern which is not a subsidiary or affiliate of this Corporation, or in which any Directors or officers are so interested as holders, collectively, of a majority of shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a subsidiary or affiliate of this Corporation, shall be duly authorized or ratified by a majority of the Directors who are not so interested, to whom the nature of such interest has been disclosed and who have made any findings required by law;

      the term "interest" including personal interest and interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern;

      the term "concern" meaning any corporation, association, trust, partnership, firm, person or other entity other than this Corporation; and

      the phrase "subsidiary or affiliate" meaning a concern in which a majority of the directors, trustees, partners or controlling persons is elected or appointed by the Directors of this Corporation, or is constituted of the Directors or officers of this Corporation.

To the extent permitted by law, the authorizing or ratifying vote of the holders of a majority of the shares of each class of the capital stock of this Corporation outstanding and entitled to vote for Directors at any annual meeting or a special meeting duly called for the purpose (whether such vote is passed before or after judgment rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this Corporation, or of the Board of Directors or any committee thereof, with regard to all stockholders of this Corporation, whether or not of record at the time of such vote, and with regard to all creditors and other claimants under this Corporation; provided, however, that

      A. with respect to the authorization or ratification of contracts, transactions


                                      -6C-
            or acts in which any of the Directors, officers or stockholders of this Corporation have an interest, the nature of such contracts, transactions or acts and the interest of any Director, officer or stockholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting;

      B. the stockholders so voting shall have made any findings required by law;

      C. stockholders so interested may vote at any such meeting except to the extent otherwise provided by law; and

      D. any failure of the stockholders to authorize or ratify such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive this Corporation, its Directors, officers or employees of its or their right to proceed with such contract, transaction or act.

No contract, transaction or act shall be avoided by reason of any provision of this Section 4 which would be valid but for such provision or provisions.

      5. Reliance on Outside Sources.

      Each Director or officer of this Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account of this Corporation, reports made to this Corporation by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the Directors or officers of this Corporation or upon other records of this Corporation.

      6. Examination of Books and Records.

      No stockholder shall have any right to examine any property or any books, accounts or other writings of this Corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of this Corporation, and a vote of the Directors refusing permission to make such examination and setting forth that in the opinion of the Directors such examination would be adverse to the interests of this Corporation shall be prima facie evidence that such examination would be adverse to the interests of this Corporation. Every such examination shall be subject to such reasonable regulations as the Directors may establish in regard thereto.

      7. Accounts.

      The Directors may specify the manner in which the accounts of this Corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the Board of Directors otherwise specifies,


                                      -6D-
the excess of the consideration for any share of its capital stock with par value issued by it over such par value shall be paid-in surplus. The Board of Directors may allocate to capital stock less than all of the consideration for any share of its capital stock without par value issued by it, in which case the balance of such consideration shall be paid-in surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

      8. Capital Stock.

      The purchase or other acquisition or retention by this Corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no stockholder shall have any right to demand any distribution from this Corporation, except as and to the extent that the stockholders shall have provided at the time of authorizing such reduction.

      9. Subsidiaries and Partnerships.

      This Corporation may carry on business operations or activity through a wholly or partly owned subsidiary and may be a partner in any business enterprise which it would have power to conduct by itself.

      10. No Preemptive Rights.

      No holder of any stock of this Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever of this Corporation, or of securities convertible into stock of any class or series whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

      11. Stockholder Action.

      Any action required or permitted to be taken by the stockholders of this Corporation must be effected at a duly constituted annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders of this Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, (ii) the Chairman of the Board, if one if elected, or (iii) the President. Only those matters set forth in the call of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law. Advance notice of any matters which stockholders intend to propose for action at an annual meeting shall be given in the manner provided in the By-laws.

      12. Directors

      A. General. All powers of this Corporation shall be exercised by or under


                                      -6E-
the direction of the Board of Directors except as otherwise provided in these Articles of Organization or required by law. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

      B. Number and Terms of Directors. Except as otherwise fixed pursuant to the provisions of Section 1 of Article 4 hereof relating to the rights of the holders of any series of preferred stock to elect Directors, the number of Directors of the Corporation shall be fixed from time to time by or in the manner provided in the Corporation's By-laws. The Directors shall be elected at the annual meeting of the stockholders, except as provided in Section 12C of this Article, and each Director shall hold office until such Director's successor shall have been duly elected and qualified.

      C. Vacancies. Except as otherwise fixed pursuant to the provisions of
Section 1 of Article 4 hereof relating to the rights of the holders of any series of preferred stock to elect Directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of Directors or resulting from death, resignation, disqualification, removal or other cause, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of such Director's predecessor in office and until such Director's successor shall have been duly elected and qualified.

      D. Removal. Subject to the rights of any series of preferred stock to elect Directors, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office only with cause and by the affirmative vote of either a majority of the Directors then in office, or (i) a majority of the holders of the outstanding shares entitled to vote thereon, voting together as a single class at a duly constituted stockholder's meeting expressly called for such purpose; and (ii) a majority of the holders of the outstanding shares of each and every class of stock outstanding and entitled to vote thereon, voting separately as provided for in the Directors' resolution or resolutions authorizing the issuance of each and every such series. A Director may not be removed from office without cause. At least thirty (30) days prior to any such meeting of stockholders, written notice shall be sent to the Director whose removal will be considered at the meeting.

      13. Limitation of Liability

      A Director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of the Director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 and 62 of the Business Corporation Law of Massachusetts, or (iv) for any transaction from which the Director derived an


                                      -6F-
improper persona1 benefit. If the Business Corporation Law is amended after the effective date of these Restated Articles of Organization to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of this Corporation shall not adversely affect any right or protection of a Director of this Corporation existing immediately prior to such repeal or modification.

      14. Indemnification

      If in an action, suit or proceeding brought by or in the right of this Corporation, a Director of this Corporation is held not liable for monetary damages, whether because the Director is relieved of personal liability under the provisions of Section 13 of this Article 6 or otherwise, that Director shall be deemed to have met the standard of conduct set forth in Section 3 of this
Article 6 and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding as provided in such Section 3.

      15. Standards for Board of Directors' Evaluation of Offers

      A. The Board of Directors may, if it deems such advisable, oppose a tender or other offer for this Corporation's securities, whether the offer is in cash or in the securities of this Corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issue. By way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

            (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of this Corporation;

            (ii) Whether a more favorable price could be obtained for this Corporation's securities in the future;

            (iii) The impact which an acquisition of this Corporation would have on the employees, depositors and customers of this Corporation or any subsidiary, both banking and non-banking, and the communities which they serve;

            (iv) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of this Corporation or any subsidiary, both banking and non-banking, and the future value of this Corporation's stock;

            (v) The value of the securities (if any) which the offeror is offering in


                                      -6G-
exchange for this Corporation's securities, based on an analysis of the worth of this Corporation as compared to the offering corporation or other entity whose securities are being offered; and

            (vi) Any antitrust or other legal or regulatory issues that are raised by the offer.

      B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising stockholders not to accept the offer; litigation against the offeror; filing complaints with all appropriate or relevant governmental and regulatory authorities; acquiring this Corporation's securities; selling or otherwise granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and soliciting a more favorable offer from another individual or entity.

      16. Amendment of By-laws

      The Board of Directors shall have the power to adopt, alter, amend and repeal the By-laws of this Corporation, except with respect to any provision thereof which by law requires action by the shareholders. Any By-laws of this Corporation adopted by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing or any other provisions of these Articles of Organization or the By-laws of this Corporation to the contrary, any such action by the Board of Directors to adopt, alter, amend or repeal the By-laws of this Corporation shall require the affirmative vote of a majority of the Directors then in office at a duly constituted meeting of the Board of Directors.


                                      -6H-

                      ATTACHMENT: DESCRIPTION OF AMENDMENTS

      We further certify that the foregoing Restated Articles of Organization affect no amendments to the articles of organization of the Corporation as heretofore amended, except amendments to the following articles: Article 4 and
Article 6.

                   Briefly describe amendments in space below

Article 4

      Under Article 4, Section 1, the clause beginning "provided, however, that if there is an Interested Stockholder..." has been deleted.

Article 6

      Under Article 6, Section 1 has been deleted. Article 6, Section 7 has been deleted. Article 6, Section 8 has been deleted. Article 6, Section 14 has been deleted. Article 6, Section 21 has been deleted. Captions have been added to Sections 2, 3, 4, 5, 6, 9, 10, 11, and 12 of Article 6. Sections of Article 6 previously numbered 2, 3, 4, 5, 6, 9, 10, 11, 12, 13, 15, 16, 17, 18, 19, and 20
have been renumbered to reflect these deletions.

      Under Article 6, Section 15, entitled "Stockholder Action," the clause beginning "provided, however, that if at the time of such call there is an Interested Stockholder..." has been deleted.

      Article 6, Section 16D, entitled "Removal," has been revised by deleting in clause (i) the phase "of all Voting Stock" and inserting in its place "entitled to vote thereon" and by deleting in clause (ii) the phase "series of Separate Voting Stock" and inserting in its place the phase "class of stock outstanding and entitled to vote thereon."

      Under Article 6, Section 20, entitled "Amendment of By-laws," has been revised by deleting all text which follows the clause in the third sentence beginning "and in addition, if at the time of any such action there is an Interested Stockholder."